UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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iPCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iPCS, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2007
AT 9:00 A.M. LOCAL TIME

To Our Stockholders:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of iPCS, Inc., a Delaware corporation (“iPCS”), will be held at The Hyatt Regency O’Hare, 9300 W. Bryn Mawr Avenue, Rosemont, Illinois, on June 12, 2007, at 9:00 a.m., local time, for the following purposes:

1.                To elect the directors to serve on our Board of Directors until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.                To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3.                To transact such other business as may properly be brought before the meeting.

Only stockholders of record at the close of business on May 7, 2007, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by stockholders of iPCS, for any purpose germane to the annual meeting, during ordinary business hours beginning 10 days prior to the date of the meeting, at iPCS’s principal executive offices at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195.

The enclosed proxy is solicited on behalf of the Board of Directors of iPCS. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting. We have not received notice of other matters that may be properly presented at the annual meeting.

Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no additional postage if mailed in the United States. If you are a holder of record, you may also cast your vote in person at the annual meeting.

By Order of the Board of Directors,

Edmund L. Quatmann, Jr.
Vice President, General Counsel and Secretary
April 30, 2007
Schaumburg, Illinois

i

INFORMATION CONCERNING SOLICITATION AND VOTING

Why did you send me this proxy statement?

The Board of Directors of iPCS, Inc., a Delaware corporation (“iPCS”), seeks your proxy for use in voting at our 2007 Annual Meeting of Stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at The Hyatt Regency O’Hare, 9300 W. Bryn Mawr Avenue, Rosemont, Illinois on Tuesday, June 12, 2007, at 9:00 a.m., local time. We will begin mailing this proxy statement, the attached notice of annual meeting and the accompanying proxy on or about May 9, 2007 to all holders of our common stock, par value $0.01 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF iPCS.

What am I voting on?

At the annual meeting, stockholders will act upon:

(1)         The election of the directors to serve on our Board of Directors until the next annual meeting of stockholders or until their respective successors have been elected and qualified; and

(2)         Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Who can vote at the annual meeting?

Only holders of record of our common stock at the close of business on May 7, 2007, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on April 20, 2007, 16,995,202 shares of our common stock were outstanding and entitled to vote. The common stock constitutes all of the securities of iPCS entitled to vote at the annual meeting.

What constitutes a quorum?

If holders of a majority of the shares of our common stock, issued and outstanding on the record date and entitled to vote, are present at the meeting, either in person or by proxy, we will have a quorum to transact business. Broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

What are the voting rights of the holders of iPCS’s common stock?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name on each matter to be voted upon at the annual meeting.

What vote is required to approve each proposal?

Election of Directors:   Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock voted at our annual meeting. Votes may be cast in favor of, or withheld with respect to, all of the director nominees, or any of them. Withheld votes, if any, will have no effect on the proposal. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm:   Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Broker non-votes, if any, will have no effect on the vote for this proposal. Abstentions will have the same effect as a vote against this proposal. If this selection is not ratified by our stockholders, our Audit Committee may reconsider its selection.

Who conducts the proxy solicitation?

The Board of Directors of iPCS is soliciting the proxies, and iPCS will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, Internet and personal solicitation by our directors, officers or other regular employees.

How do I vote?

Stockholders of record can choose one of the following ways to vote:

(1)         By mail: Please complete, sign, date and return the proxy card in the enclosed, prepaid envelope.

(2)   In person at the annual meeting.

By casting your vote in any of the two ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If you hold our voting securities in “street name” only your broker or bank can vote your shares. If you want to vote in person at our annual meeting and you hold our voting securities in street name, you must obtain a proxy from your broker and bring that proxy to our annual meeting.

How do I vote using the proxy card?

If the enclosed proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting according to the instructions indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

(1)         FOR the election of the nominees proposed by the Board of Directors of iPCS; and

(2)         FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Can I change my vote?

You may revoke your proxy by doing any of the following:

(1)         sending a written notice of revocation to our Secretary, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting;

(2)         properly executing a later dated proxy before the vote is taken at the annual meeting; or

(3)         voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

Any written notice of revocation, or later dated proxy, should be delivered to: iPCS, Inc., 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195, Attention: Edmund L. Quatmann, Jr., Vice President, General Counsel and Secretary.

ELECTION OF DIRECTORS OF iPCS

At the annual meeting, stockholders will vote on the election of Messrs. Yager, Biltz, Jones, Langdon, Roe, Thomsen and Zinterhofer to serve as directors until the next annual meeting of stockholders or until their respective successors have been elected and qualified. Each of these individuals is currently serving as an iPCS director. Effective with the Board’s appointment of Mikal J. Thomsen to the Board on April 27, 2007, the Board has increased the number of directors to eight. Mr. Parisi, a current member of the Board, has announced that he will not stand for reelection. iPCS does not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the iPCS board may nominate.

The following table sets forth information concerning our director nominees as of the date of this proxy statement.

Name	Age
Timothy M. Yager	37
Timothy G. Biltz	48
Jeffrey W. Jones	45
Ryan L. Langdon	34
Kevin M. Roe	39
Mikal J. Thomsen	50
Eric L. Zinterhofer	35

Nominees.

Timothy M. Yager has been a Director and our President and Chief Executive Officer since the effective date of our plan of reorganization in July 2004 and was our Chief Restructuring Officer since January 2003. Mr. Yager was previously President, Chief Executive Officer and Manager of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from January 1999 until July 2000 and had been President, Chief Executive Officer and Director of iPCS since its formation in March 2000 until November 30, 2001, the closing date of our acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From December 2001 until December 2002, he was a director of AirGate PCS, Inc. From January 1995 to January 1999, he was the Senior Vice President of Geneseo Communications, Inc., an independent telephone company in Illinois. During this time, he was also the Chief Operating Officer, General Manager and later the President of GenSoft Systems, Inc., a subsidiary of Geneseo Communications, Inc., that designs software to provide information and billing services to the telecommunications industry. Mr. Yager was a member of the Board of Directors of Cambridge Telcom from April 1997 to November 2001.

Timothy G. Biltz has been a Director since the consummation of our merger with Horizon PCS in July 2005, and has served as the Chairman of the Board since November 2, 2006. Mr. Biltz serves on the board of directors and the audit and compensation committees of NTELOS Holding Corp. He served as a director of Horizon PCS from the consummation of its reorganization in October 2004 until the merger. Mr. Biltz was the Chief Operating Officer of SpectraSite Holdings, Inc. (predecessor to SpectraSite, Inc.) from August 1999 to August 2005, and also served as a director of SpectraSite from June 2004 to August 2005, when SpectraSite closed its merger with American Tower Corporation. Prior to joining SpectraSite, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998, when he became Chief Operating Officer. SpectraSite Holdings, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on November 15, 2002.

Jeffrey W. Jones has been a Director since the consummation of our merger with Horizon PCS in July 2005. He served as a director of Horizon PCS from the consummation of its reorganization in October 2004 until the merger. Mr. Jones is the Senior Executive Vice President and Chief Financial Officer of Vail Resorts, Inc., a publicly traded travel and leisure company. He joined Vail Resorts in September 2003 and was named Chief Financial Officer in November 2003. From June 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois. Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones is a member of the American Institute of Certified Public Accountants.

Ryan L. Langdon has been a Director since June 2005. Mr. Langdon is a Senior Managing Director of Newport Global Advisors. Prior to September 2005, Mr. Langdon was a Managing Director and Portfolio Manager of distressed debt for the High Yield Group of AIG Global Investment Corp. (a Subsidiary of American International Group) (“AIGGIC”), where he had been employed since February 2002, initially as an analyst in the telecommunications sector. Prior to joining AIGGIC, Mr. Langdon was a high yield telecommunications and cable analyst with ABN AMRO from June 1999 to February 2002, and prior to that was an analyst with Pacholder Associates from October 1995 to June 1999. Mr. Langdon was a director of IWO Holdings Inc. from February 2005 until its acquisition by Sprint in October 2005.

Kevin M. Roe has been a Director since the effective date of our plan of reorganization in July 2004. In January 2003, Mr. Roe founded Roe Equity Research, LLC, an independent sell-side equity research firm focusing on the wireless and wireline telecommunications services sector. Mr. Roe has also served as the President of Roe Equity Research, LLC since its inception. From May 1995 to March 2002, Mr. Roe served as Senior Equity Research Analyst and Head of the U.S. Telecommunication Services equity research team of ABN AMRO Inc., most recently serving as a Managing Director. From July 1993 until May 1995, Mr. Roe served in the Telecommunications Services equity research team of PaineWebber, Inc.

Mikal J. Thomsen has been a Director since April 2007. Mr. Thomsen is a partner and co-founder of Trilogy Equity Partners, a Seattle-based investment firm founded in 2005.  From May 1999 to July of 2005, when it was sold to Alltel Corporation, Mr. Thomsen served as President of Western Wireless Corporation, where he also served as a director from October 2000 to the closing of its acquisition. Mr. Thomsen served as Chief Operating Officer of Western Wireless and one of its predecessors from 1991 to May 2002, and in this capacity was responsible for all domestic cellular operations since August 1998. He was also a Managing Director of one of Western Wireless’s predecessors from 1991 until Western Wireless was formed in 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw Cellular Communications, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990. Mr. Thomsen is also a director of Winebid.com, SnapIn Software, and Sparkplug Corporation. Mr. Thomsen also serves as a member of the Washington State University Foundation Board of Governors and as a director of the Tacoma Museum of Glass.

Eric L. Zinterhofer has been a Director since November 2006. Mr. Zinterhofer is a partner at Apollo Management, L.P. and has been with Apollo since 1998. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management. Mr. Zinterhofer is a member of the board of directors of Affinion Group, Inc., Central European Media Enterprises Ltd. and Unity Media GmbH.

Director Independence.

The Board of Directors affirmatively determined on April 26, 2007 that, based on the information available to it at that time, Messrs. Biltz, Jones, Langdon, Roe and Zinterhofer are “independent directors” and upon appointment, Mr. Thomsen would be an “independent director” pursuant to the rules of The Nasdaq Stock Market (“Nasdaq”). Accordingly, a majority of the current members of our Board of Directors are independent directors.  In addition, the Board of Directors determined that Messrs. Robert A. Katz and Richard S. Parisi, who served on our Board of Directors during the fiscal year ended December 31, 2006, were independent directors at the time of their service as directors.

Meetings of our Board of Directors.

During the fiscal year ended December 31, 2006, our Board of Directors held five meetings and acted by written consent on one occasion. Each of the directors attended at least 75% of (a) the total number of meetings of our Board of Directors and (b) the total number of meetings held by any committee of the Board upon which such director served.

Committees of our Board of Directors.

Our Board of Directors has established three standing committees:

•       an Audit Committee;

•       a Compensation Committee; and

•       a Nominating and Corporate Governance Committee.

Each committee operates pursuant to a written charter, copies of which are available in the “About” section of our Internet website at www.ipcswirelessinc.com.

Audit Committee.   Our Audit Committee is required to be comprised of not fewer than three directors elected by a majority of our Board. Our Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements, including retaining and discharging our independent registered public accounting firm. Our Audit Committee is comprised of Messrs. Jones (Chairman), Biltz and Roe.

Our Board of Directors has determined that Mr. Jones, the chairman of our Audit Committee, is an “Audit Committee financial expert” and that each member of the Audit Committee is “independent,” as those terms are defined in the rules of the Securities and Exchange Commission (“SEC”).

During the fiscal year ended December 31, 2006, the Audit Committee held six meetings and acted by written consent on one occasion.

Compensation Committee.   Our Compensation Committee is required to be comprised of not fewer than three directors elected by a majority of our Board. Our Compensation Committee oversees the administration of our benefit plans, including the iPCS incentive plan and the Horizon PCS incentive plan, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. During the fiscal year ended December 31, 2006, our Compensation Committee was comprised of Messrs. Langdon (Chairman), Parisi and Zinterhofer. Our Board of Directors has determined that each member of the Compensation Committee is independent.

During the fiscal year ended December 31, 2006, the Compensation Committee held three meetings and acted by written consent on one occasion.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee is required to be comprised of not fewer than three directors elected by a majority of our Board. Our Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. Our Nominating and Corporate Governance Committee is comprised of

Messrs. Roe (Chairman), Jones and Langdon. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent.

During the fiscal year ended December 31, 2006, the Nominating and Corporate Governance Committee held three meetings.

Director Nominee Criteria and Recommendations.

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s knowledge, experience, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities.

The Nominating and Corporate Governance Committee identifies potential nominees as necessary by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, comparing them to any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. The Nominating and Corporate Governance Committee may also engage the services of an independent third party to conduct a background check of any candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our bylaws, as summarized below under “Submission of Stockholder Proposals for 2008 Annual Meeting,” the Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, iPCS, Inc. at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195. Director recommendations submitted by stockholders should include the following:

•       all information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•       the name(s) and address(es) of the stockholder(s) making the nomination;

•       the number of shares of iPCS owned beneficially and of record by such stockholder(s); and

•       appropriate biographical information and a statement as to the qualification of the nominee.

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is not within 25 days of the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made.

The Nominating and Corporate Governance Committee uses a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Executive Sessions.

Our independent directors met in executive sessions on a regular basis without any members of management or non-independent directors present. The chairman of our board, Mr. Biltz, presided at these sessions.

Communications with Directors.

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary, iPCS, Inc. at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195. All communications received as set forth in the preceding paragraph will be forwarded promptly to the addressee(s).

We do not have a formal policy on director attendance at annual meetings. We invite our directors to attend the annual meeting of stockholders. Messrs. Parisi and Roe were in attendance at last year’s annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of equity securities to file with the SEC, and also with each exchange on which our common stock trades, initial reports of ownership and reports of changes in ownership of common stock. Directors, officers and greater than 10% beneficial owners are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of such forms furnished to us during the fiscal year ended December 31, 2006, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officer and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the fiscal year ended December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 20, 2007 with respect to: (i) each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock; (ii) each of our directors; (iii) our President and Chief Executive Officer; (iv) each of the other Named Executive Officers; and (v) all executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(2)
Name and Address(1)	Number of Shares	Percentage of Class
Silver Point Capital, L.P.(3)	2,886,443	17.0%
AIG Global Investment Corp.(4)	2,680,470	15.8%
Apollo Management IV, L.P.(5)	2,656,351	15.6%
Greywolf Capital Management LP(6)	1,104,781	6.5%
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.(7)	967,526	5.7%
Timothy M. Yager(8)	216,920	1.3%
Timothy G. Biltz(9)	15,899	*
Jeffrey W. Jones(10)	15,899	*
Ryan L. Langdon(11)	9,375	*
Richard S. Parisi	0	—
Kevin M. Roe(12)	11,250	*
Mikal J. Thomsen	0	—
Eric L. Zinterhofer(13)	1,875	*
Stebbins B. Chandor, Jr.(14)	84,090	*
Alan G. Morse(15)	0	—
John J. Peterman(16)	29,775	*
Edmund L. Quatmann, Jr.(17)	13,350	*
All executive officers and directors as a group (14 persons)(18)	418,133	2.4%

*                    Less than 1%.

(1)          Except as otherwise indicated below, the address for each director and executive officer is 1901 North Roselle Road, Suite 500, Schaumburg, Illinois 60195.

(2)          Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

(3)          Includes 16,875 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and issued to SPCP Group, L.L.C. Silver Point Capital, L.P. investment manages the funds held by Silver Point Capital Offshore Fund, Ltd., Silver Point Capital Fund, L.P. and SPCP Group, L.L.C. (collectively, the “Silver Point Funds”). By virtue of its status as investment manager, Silver Point Capital, L.P. may be deemed to be the beneficial owner of the shares of common stock held by the Silver Point Funds. Mr. Edward Mule and Mr. Robert O’Shea are Partners of Silver Point Capital, L.P. and have voting and investment power with respect to the shares of common stock held by the Silver Point Funds. They may be deemed to be the beneficial owners of the shares of the common stock held by the Silver Point Funds. Each of Messrs. Mule and O’Shea disclaims beneficial ownership of the shares of common stock held by the Silver Point Funds, except to the extent of any pecuniary interest. The address for Silver Point Capital, L.P. is 2 Greenwich Plaza, Greenwich, Connecticut 06830.

(4)          As reflected in a Schedule 13G filed on March 23, 2006 with respect to its holdings on March 16, 2006. AIG Global Investment Corp. (a subsidiary of American International Group, Inc.) is the investment adviser of AIG Annuity Insurance Company, AIG Life Insurance Company, AIG Retirement Services, Inc., SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company, and is the investment sub-adviser of VALIC Company II Strategic Bond Fund, SunAmerica Income Funds—SunAmerica High Yield Bond Fund, SunAmerica Income Funds—SunAmerica Strategic Bond Fund, and VALIC Company II High Yield Bond Fund. AIG SunAmerica Asset Management Corp. is the investment adviser of SunAmerica Series Trust—High Yield Bond Portfolio. As the investment adviser and investment sub-adviser of the aforementioned entities, AIG Global Investment Corp. and AIG SunAmerica Asset Management Corp. have investment discretion over securities held by these entities. The Global Investment Committee of AIG Global Investment Corp., each member of which is described in Part II of the AIG Global Investment Corp.’s Form ADV last filed with the SEC as of July 18, 2005, has the power to vote and dispose of the securities owned by the aforementioned entities. The address for AIG Global Investment Corp. is 70 Pine Street, New York, New York, 10270. AIG Global Investment Corp., the members of its Global Investment Committee, AIG SunAmerica Asset Management Corp., and American International Group, Inc. disclaim beneficial ownership of these securities.

(5)          As reflected in a Schedule 13D filed on March 24, 2006 with respect to its holdings on March 16, 2006. Apollo Management IV, L.P. manages the funds held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the “Apollo Funds”). The managing general partner of the Apollo Funds is Apollo Advisors IV, L.P., a Delaware limited partnership, the general partner of which is Apollo Capital Management IV, Inc., a Delaware corporation. The directors and principal executive officers of Apollo Capital Management IV, Inc. are Messrs. Leon D. Black and John J. Hannan. Each of Messrs. Black and Hannan disclaims beneficial ownership of the shares of common stock owned by the Apollo Funds. The address for the Apollo Funds is 9 West 57th Street, 43rd Floor New York, NY 10019.

(6)          As reflected in a Schedule 13G filed on April 20, 2007 with respect to holdings on April 10, 2007. The filing relates to (i) securities owned directly by Greywolf Capital Partners II LP, a Delaware limited partnership (“Greywolf Capital II”) and (ii) securities owned directly by Greywolf Capital Overseas Fund, a Cayman Islands exempted company (“Greywolf Overseas” and collectively with Greywolf Capital II, the “Greywolf Funds”). Greywolf Advisors LLC, a Delaware limited liability company (the “General Partner”), is the general partner of Greywolf Capital II. Greywolf Capital Management LP, a Delaware limited partnership (the “Investment Manager”), is the investment manager of the Greywolf Funds. Greywolf GP LLC, a Delaware limited liability company (the “Investment Manager General Partner”), is the general partner of the Investment Manager. Jonathan Savitz is the senior managing member of the General Partner and the sole managing member of the Investment Manager General Partner. The number of shares listed for each of the General Partner, the Investment Manager, the Investment Manager General Partner and Jonathan Savitz include the aggregate shares of common stock held by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Jonathan Savitz disclaims beneficial ownership of any shares of common stock owned by the Greywolf Funds. The address for (i) Greywolf Capital II, the General Partner, the Investment Manager, the Investment Manager General Partner and Jonathan Savitz is 4 Manhattanville Road, Suite 201, Purchase, NY 10577 and (ii) Greywolf Overseas is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

(7)          As reflected in a Schedule 13G filed on February 12, 2007 with respect to holdings on December 31, 2006. The filing reflects the securities beneficially owned by certain operating units (collectively,  the “Goldman Sachs Reporting  Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). The Goldman Sachs Reporting Units disclaim beneficial ownership of the  securities beneficially owned by (i) any client accounts with respect  to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address for GSG is 85 Broad Street, New York, NY 10004.

(8)          Includes 105,375 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and 28,000 shares of restricted stock subject to vesting.

(9)          Consists of 15,899 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date.

(10) Consists of 15,899 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date.

(11)   Consists of 9,375 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date.

(12) Consists of 11,250 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date.

(13) Consists of 1,875 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date.

(14) Consists of 75,590 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and 8,500 shares of restricted stock subject to vesting.

(15)   Mr. Morse ceased to be our Chief Operating Officer as of January 24, 2007. We are not able to confirm Mr. Morse’s holdings of our common stock as of April 20, 2007.

(16) Consists of 24,975 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and 4,800 shares of restricted stock subject to vesting.

(17) Consists of 8,350 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and 5,000 shares of restricted stock subject to vesting.

(18) Includes 281,893 shares of common stock issuable upon the exercise of stock options exercisable on April 20, 2007 or within 60 days of such date and 52,700 shares of restricted stock subject to vesting.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers.

The following table sets forth information concerning our executive officers as of the date of this proxy statement. Our executive officers are elected annually by our Board of Directors and serve until their successors are duly elected and qualified.

Name	Age	Position
Timothy M. Yager	37	Director, President and Chief Executive Officer
Stebbins B. Chandor, Jr.	47	Executive Vice President and Chief Financial Officer
John J. Peterman	46	Senior Vice President of Sales
Craig A. Kinley	38	Senior Vice President of Engineering and Network Operations
Patricia M. Greteman	45	Vice President and Controller
Edmund L. Quatmann, Jr.	36	Vice President, General Counsel and Secretary

Set forth below is a brief description of the present and past business experience of each person who serves as an executive officer of iPCS and who is not also serving as a director.

Stebbins B. Chandor, Jr. has been our Executive Vice President and Chief Financial Officer since March 2004. Prior to August 2005, Mr. Chandor was also responsible for iPCS’s operations. Previously, he was Senior Vice President, Chief Financial Officer of iPCS (and its predecessor) from March 2000 until November 30, 2001, the closing date of our acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From August 1995 to March 2000, Mr. Chandor was Senior Vice President and Chief Financial Officer for Metro One Telecommunications, Inc., a publicly traded provider of enhanced directory assistance and information services to the wireless telecommunications industry. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America and Continental Bank N.A.

John J. Peterman has been our Senior Vice President of Sales since August 2004. From June 2004 until August 2004, Mr. Peterman was the Vice President for Business Development for ClearLinx Network Corporation, a wireless networking company. From November 1998 until June 2004, he was Vice President of the Midwest Region of American Tower Corporation, a publicly held owner and operator of broadcast and wireless communications sites. Prior to November 1998, Mr. Peterman was Vice President of Sales and Distribution with 360 Communications (formerly Sprint Cellular), and from 1989 to 1996, he managed most of Sprint Cellular’s wireless operations in Ohio.

Craig A. Kinley has been our Senior Vice President since January 2007 and previously our Vice President of Engineering and Network Operations since June 2003. From September 1999 until June 2003, he was Senior Director of Engineering and Network Operations with AirGate PCS, Inc. with responsibility during the latter portion of his service for iPCS’s territory. In January 2007, Mr. Kinley was named Senior Vice President of Engineering and Network Operations. From April 1998 to June 1999, Mr. Kinley was a Project Manager with Compass Telecom Services LLC and served as a consultant to AirGate PCS, Inc. with the development and build-out of its network. From April 1997 to February 1998, he was a Regional Coordinator with Sprint Spectrum L.P.

Patricia M. Greteman has been our Vice President and Controller since June 2003, and previously was Controller of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from May 1999 until July 2000, where she held the same position with iPCS from its formation in March 2000 until November 30, 2001, the closing date of our acquisition by AirGate, at which time her title changed to Director of Accounting for iPCS From May 1993 to April 1999, she served as the Controller of ACC of Kentucky, LLC, a cellular carrier covering a territory with over one million total residents. From November 1991 to April 1992, Ms. Greteman served as the Controller of Arch Mineral Corporation’s Catenary Coal Company. From August 1989 to October 1991, she served as the Assistant Controller of Arch of Kentucky.

Edmund L. Quatmann, Jr. has been our General Counsel since November 2004 and our Secretary since December 2004. In December 2005, Mr. Quatmann was also named Vice President. Prior to joining us, Mr. Quatmann practiced in the Corporate and Securities Group of the law firm of Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois from October 1998 until November 2004. From September 1996 until October 1998, Mr. Quatmann practiced in the Business/Transactional Group of the law firm of Bryan Cave LLP in St. Louis, Missouri.

Compensation Discussion & Analysis.

Overview.   iPCS’s compensation philosophy is to provide competitive compensation and benefits to attract and retain the highest quality executive officers, provide variable pay opportunities through target bonuses under the employment agreements that motivate and reward those officers for superior performance and establish an appropriate relationship between executive cash and equity compensation plans that align the performance goals under the plans with iPCS’s objectives and the creation of longer term stockholder value. Because iPCS operates in a highly competitive and challenging wireless telecommunications subscriber environment, iPCS’s compensation packages are designed to attract and retain talented executives who can execute iPCS’s growth strategy.

Determination of Compensation.   The Compensation Committee of the Board of Directors is responsible for setting our compensation policy. The Compensation Committee also has responsibility for setting each component of compensation for the chief executive officer. The chief executive officer develops recommendations for all components of the compensation for the other executive officers and presents his recommendations to the Compensation Committee for review and approval. The Compensation Committee has not adopted any formula for the allocation of compensation between current and long-term payout or between cash and non-cash elements.

Compensation Consultant Peer Group Analysis.   The Compensation Committee has engaged Watson Wyatt Worldwide, Inc. a compensation consulting firm, beginning in late 2005 to provide guidance regarding competitive compensation practices, industry peer company analysis and recommendations to the Compensation Committee for setting the pay of the chief executive officer and to assist in its review of the chief executive officer’s compensation recommendations for the other executives. Under the direction of the Compensation Committee, various members of senior management support the work of Watson Wyatt and our chief executive officer has discussed with Watson Wyatt the roles and responsibilities of the members of the senior executive management team to ensure more valid peer group company compensation comparisons. Using peer group information as a point of reference, the Compensation Committee then focuses on corporate and individual performance in determining each component of compensation. Watson Wyatt provided advice to the Compensation Committee in early 2006 based on a peer group comprised of the following eleven companies in the telecommunications industry: Alamosa Holdings, Inc., Dobson Communications Corp., Inphonic, Inc., Leap Wireless International, Inc., Nextel Partners, Inc., Rural Cellular Corp., SkyTel Communications, Inc., SunCom Wireless Holdings, Inc., Ubiquitel, Inc., U.S. Unwired, Inc. and USA Mobility, Inc. As a result of Sprint’s subsequent acquisitions of Nextel Partners, Inc., Ubiquitel, Inc. and U.S. Unwired, Inc., in its competitive assessment for purposes of reviewing iPCS’s proposed 2006 and 2007 compensation, Watson Wyatt provided advice to the Compensation Committee based on a revised peer group comprised of the following nine companies: Centennial Communications Corp., Dobson Communications Corp., Global Signal, Inc., Inphonic, Inc.,

Leap Wireless International, Inc., Ntelos Holdings Corp., Rural Cellular Corp., SunCom Wireless Holdings, Inc., and USA Mobility, Inc. Based on this competitive assessment, Watson Wyatt determined that, at the 50th percentile of the peer group compensation data, iPCS’s 2006 proposed executive compensation was 3% above the market estimate in base salary, 5% below the market estimate in total cash compensation, and 13% below the market estimate in total direct compensation. That assessment was considered by the Compensation Committee in its 2007 compensation decisions discussed below.

Policy for Equity Award Grants.   The Compensation Committee has not historically made annual equity awards to executives. No annual grants were made to executives in calendar years 2006 or 2005. Prior to its March 2007 equity awards discussed below, equity awards were granted either upon the effective date of our emergence from bankruptcy in July 2004 to the executives employed at such date, or at the date of commencement of employment pursuant to the terms of their employment agreements for those executives subsequently hired. The initial grants made upon our emergence from bankruptcy were made with an exercise price equal to our common stock per share valuation at emergence determined by an independent valuation firm and approved by the bankruptcy court prior to the existence of a public trading market for our common stock. Grants made to new hires have an exercise price equal to the closing price on the initial date of employment under the employment agreement. The grants in March 2007 were made at a scheduled meeting of the Compensation Committee when iPCS’s 2006 financial performance was available to be reviewed by the Compensation Committee.

iPCS’s Compensation Program Elements.   The components of our compensation for executive officers include base salary, annual cash incentive bonuses and long-term incentive compensation in the form of equity grants. Other benefits and perquisites are not a meaningful element of compensation.

Each of iPCS’s executive officers is party to an employment agreement pursuant to which such executive officer’s compensation is determined as described under “Executive Compensation—Employment Contracts.” The employment agreements for each of the executive officers, except Messrs. Morse, Peterman and Quatmann, were entered into in connection with iPCS’s emergence from bankruptcy and were approved by the bankruptcy court in July 2004. Those agreements served as the basis for the agreements entered into with Messrs. Morse, Peterman and Quatmann who commenced employment with iPCS at subsequent dates. Each of the employment agreements provides for a minimum annual base salary, a target annual incentive bonus and an initial grant of options under the iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan.

Base Salary.   The initial base salary for each executive was established through negotiation at the time the executive was hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. Each executive’s employment agreement provides that the initial base salary is to be reviewed by the chief executive officer and/or the Compensation Committee each year and, following such review, the annual base salary may be adjusted upward, but not decreased. In determining whether to increase an executive officer’s annual base salary, the Compensation Committee generally takes into account:

•      compensation consultant assessments, such as those performed by Watson Wyatt, and other available market data;

•      internal review of the executive officer’s compensation, taking into account the executive officer’s specific responsibilities; and

•      the recommendation of the chief executive officer based on his assessment of the individual performance of the executive officer.

The Compensation Committee does not use a formula or follow pre-set guidelines when determining merit-based salary increases to executive officers. Base salary accounted for approximately 60-80% of each executive officer’s total cash compensation in 2006, depending on that executive’s role with iPCS.

In late 2005, the Compensation Committee engaged Watson Wyatt to advise it in its annual salary review process. After reviewing Watson Wyatt’s findings, the Compensation Committee awarded our chief executive officer a merit base salary increase of approximately 24% based on his performance for the prior year. Our other named executive officers received merit base salary increases between 13% and 20%. These annual merit salary increases were approved by the Compensation Committee based on recommendations of our chief executive officer in light of his assessment of each individual’s performance for the prior year and became effective as of January 1, 2006.

Annual Performance Bonus.   The employment agreements provide for each executive officer’s participation in the executive compensation strategy and incentive design plan, or bonus plan, which is an annual incentive cash compensation plan based on iPCS’s annual financial and operating business plan expressed in certain operational or financial metrics. The objective of the bonus plan is to attract, motivate and retain executives who could, through their individual and collective efforts, help iPCS achieve its principal financial and operating performance goals. iPCS believes that basing annual cash bonuses for executive officers on pre-determined company performance metrics establishes a direct and powerful link between our executives’ pay and our financial and operational success. iPCS further believes that these operating performance metrics are closely correlated to the creation of longer term stockholder value. Annual bonuses paid to our executive officers under the bonus plan are based on iPCS’s achievement of those specific corporate performance goals established by the Compensation Committee as reflected on the executive scorecard for that year. Target bonus percentages for our executive officers under the bonus plan were established in each executive officer’s employment agreement as a percentage of each individual executive officer’s base salary. For 2006, each named executive officer’s target bonus was as follows:  70% of base salary for Mr. Yager, 60% of base salary for Mr. Chandor and 40% of base salary for Messrs. Morse, Peterman and Quatmann. A formula that assigns relative weights to the attainment of these metrics determines the percentage within the range of 50% to 200% at which the target bonus is paid for all executive officers. This formula is referred to by iPCS as the “executive scorecard.”

In May 2006, the Compensation Committee determined that bonuses for executive officers under the bonus plan would be paid at target for the first half of 2006, and would be paid based on corporate performance goals to be established by the Compensation Committee and reflected in the executive scorecard for the second half of 2006. In August 2006, the Compensation Committee established corporate performance goals for the second half of 2006 related to iPCS’s (i) earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude certain items, (ii) net subscriber additions and (iii) free cash flow. The Compensation Committee believed that, through the hard work of its executive officers, these performance targets could be met or exceeded. In March 2007, the Compensation Committee evaluated iPCS’s actual performance for 2006 against the executive scorecard and approved the payment of bonuses for 2006 to our named executive officers at approximately 70% of each executive officer’s target for 2006. Because iPCS’s performance on certain of the goals was under the thresholds set forth on the executive scorecard, the bonus was paid at approximately 70% of target.

Pursuant to each executive’s employment agreement, the Compensation Committee may use its discretion to increase or decrease each executive’s bonus payable under the bonus plan by an amount equal to 20% of such executive’s base salary based on a review of each executive’s individual performance. For 2006, the Compensation Committee used such discretion and authorized increases to the bonus payable under the bonus plan to the following named executive officers in recognition of their individual performance and as a retention incentive as follows: Mr. Yager, approximately 14% of base pay, Messrs. Quatmann and Peterman, approximately 8% of base pay, and Mr. Chandor, approximately 6% of base pay.

Performance bonuses under our bonus plan (as increased by the Compensation Committee as described above) accounted for approximately 20-40% of each named executive officer’s total cash compensation in 2006 depending on that executive’s role with us.

Long-Term Incentive Compensation.   iPCS provides long-term incentive compensation to its executive officers through the iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”).  The 2004 Plan is administered by the Compensation Committee.

The initial grants of stock options under the 2004 Plan awarded to our executive officers in July 2004 (following our emergence from bankruptcy) vest quarterly over four years. Of our named executive officers, Messrs. Yager and Chandor received these initial grants. Messrs. Peterman, Quatmann and Morse received initial grants under the 2004 Plan in August 2004, November 2004 and August 2005, respectively (following each executive’s commencement of employment under an employment agreement with iPCS). These grants also vest quarterly over four years. The Compensation Committee did not make any grants to executive officers under the 2004 Plan in 2006.

We believe that the awards under the 2004 Plan help us to reduce officer and employee turnover and to retain the knowledge and skills of our key employees. The size and timing of equity awards is based on a variety of factors, including iPCS’s overall performance, the recipient’s individual performance and information about the compensation paid by our peer companies, including the value of such awards granted to comparable executive officers of peer companies.

Other Benefits.   Perquisites are not a significant component of compensation for our executive officers.  In 2006, none of the named executive officers received aggregate perquisites totaling more than $10,000. The employment agreements with the named executive officers provide for benefits, such as retirement, health and other fringe benefits that are provided to executive employees, reimbursement of business expenses, limited reimbursement of legal and financial planning expenses for Mr. Yager only, and other perquisites as may be approved by the Board from time to time.  We do not maintain any pension plans or plans that provide for the deferral of compensation other than the 401(k) plan in which executives are eligible to participate on the same basis as other employees of iPCS.

Policy on Deductibility of Executive Officer Compensation and Consideration of Accounting Treatment.   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limitation if certain requirements are met. The iPCS, Inc. 2004 Amended and Restated Long-Term Incentive Plan and the Horizon PCS, Inc. Amended and Restated 2004 Stock Incentive Plan are qualified so that certain of the awards under such plans constitute performance-based compensation not subject to the deduction limit under Section 162(m). Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), the committee generally seeks to structure any short and long-term incentive compensation granted to iPCS’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Because it is unlikely that the cash compensation payable to any of iPCS’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has not taken any action to limit or restructure the elements of cash compensation payable to iPCS’s executive officers so that it will qualify as deductible under Section 162(m). Moreover, the Compensation Committee considers the financial accounting treatment to iPCS of various elements of compensation as one of several factors in its determination of the amount and form of compensation.

Stock Ownership and Compensation Clawback.   The Compensation Committee has not established stock ownership guidelines for directors or executives nor adopted a policy to prohibit hedging the economic risk of ownership. Moreover, the Compensation Committee has not adopted a policy for adjustment or recovery of awards or payments if the executive scorecard measures or other financial results are adjusted or restated following the award or payment in a manner which would reduce the amount of the underlying award.

Potential Payments Upon Termination or Change- In-Control.   Changes in employment status such as termination, death or disability, change-in -control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments as of December 31, 2006 are set forth in the table entitled “Potential Payments Upon Termination or Change-in-Control” below.

In general, when a named executive officer is terminated by iPCS without cause, or in limited circumstances where the named executive officer terminates his employment with iPCS, the named executive officer is entitled to receive the amounts he has earned during the term of his employment and any benefits allowed as part of our compensation plans. The amounts that he will receive include the following:

•       base pay and continuation of health benefits for one year (18 months for Mr. Morse) or, if the termination is after a change in control, a lump sum equal to 3 times base pay for Mr. Yager, 1.5 times base pay for Messrs. Chandor and Morse and one time base pay for the other named executive officers and continuation of health benefits for three years for Mr. Yager, 1.5 years for Messrs. Chandor and Morse and one year for all the other named executive officers, provided that, in either case, such amounts shall be discontinued if the named executive officer breaches the non-competition or non-solicitation covenants in the executive’s employment agreement;

•       a bonus, payable immediately, based on the named executive officer’s target level for annual bonuses for the year in which the termination date occurs and, if the termination is after a change in control, a prorated bonus for the then-current calendar year; and

•       the immediate partial vesting and acceleration of additional partial vesting, as of the termination date, of those stock options, shares of restricted stock, restricted stock units and other unvested incentive awards then held by named executive officer as if the named executive officer had completed one additional year of service as of the termination date (full vesting of all unvested options if the termination is after a change in control).

In the event of the death or disability of a named executive officer, the named executive officer will receive the same base pay and health benefits as noted above, a prorated bonus for the then-current calendar year, and the immediate vesting and acceleration of all of the named executive officer’s benefits.

If there is a change in control of iPCS, and a named executive officer is terminated without cause, the named executive officer will be entitled to the payments outlined above. In addition, all of the outstanding stock options of the named executive officers will immediately vest and become exercisable following a change in control regardless of termination of employment. This provision was included in the initial version of the 2004 Plan which was approved by the bankruptcy court in connection with our emergence from bankruptcy.

2007 Compensation Actions.   In March 2007, the Compensation Committee, assisted by Watson Wyatt, completed its annual salary review process. As a result of that process, the Compensation Committee awarded merit increases to the base salaries of the named executive officers for 2007 as follows: Mr. Yager, 35%, Mr. Chandor, 5%, Mr. Peterman, 10% and Mr. Quatmann, 9%. In addition, the Compensation Committee increased the target bonus for 2007 for Messrs. Yager and Chandor to 80% and 65%, respectively, of annual base salary. In March 2007, the Compensation Committee granted an aggregate of 92,600 non-qualified stock options and 46,300 restricted stock awards to our named executive officers. These grants of stock options and restricted stock awards vest quarterly over four years. The amount and nature of these grants were recommended to our Compensation Committee by Mr. Yager (except with respect to his own grant) and were considered by Watson Wyatt in connection with its assessment of iPCS’s current and proposed compensation.  Finally, each executive officer also entered into an amended and restated employment agreement, the terms of which are discussed below under “Employment Contracts.”

Compensation Committee Report.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Ryan L. Langdon (Chairman)
Richard S. Parisi
Eric L. Zinterhofer

The report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent iPCS specifically requests that the information be treated as soliciting material or incorporates this item therein by reference.

Summary Compensation Table.

The following table shows the compensation that we paid, for the fiscal year ended December 31, 2006, to: (1) our President and Chief Executive Officer; (2) our Executive Vice President and Chief Financial Officer; and (3) each of our next three most highly compensated executive officers. We refer to these individuals collectively as the “Named Executive Officers.”  The table shows amounts paid to the Named Executive Officers for all services provided to iPCS and its subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Timothy M. Yager	2006	$435,000	$60,900	$363,125	$211,628	$10,036	$1,080,689
Director, President and Chief Executive Officer
Stebbins B. Chandor, Jr.	2006	$300,000	$18,900	$199,691	$125,100	$9,419	$653,110
Executive Vice President and Chief Financial Officer
Alan G. Morse	2006	$250,000	$—	$904,160	$69,500	$1,573	$1,225,233
Chief Operating Officer(4)
Edmund L. Quatmann, Jr.	2006	$225,000	$18,000	$154,582	$62,550	$10,221	$470,353
Vice President, General Counsel and Secretary
John J. Peterman	2006	$220,000	$17,140	$134,375	$61,160	$10,236	$442,911
Senior Vice President of Sales

(1)             The amounts in this column are calculated based on Statement of Financial Account Standard, No. 123R, “Share-Based Payment” (“FAS 123R”) and equal the financial statement compensation cost for stock option awards as reported in our consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 1 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K.

(2)             The amounts in this column relate to awards granted under the 2006 executive compensation strategy and incentive design plan based solely on achievement of certain performance targets.

(3)             No item included in this column exceeds $10,000.

(4)             Mr. Morse ceased to be our Chief Operating Officer as of January 24, 2007. Beginning in 2007, Mr. Morse has or will receive the payments and benefits outlined in his employment agreement consisting of: (i) severance of $375,000, which equals 1.5 times his base salary, (ii) a bonus of $69,500, which equals his 2006 bonus pursuant to the 2006 executive compensation strategy and incentive design plan, (iii) payment of COBRA for 18 months, and (iv) one additional year of vesting of his options. Mr. Morse is subject to non-compete and non-solicitation covenants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise	Option
	(#)(1)	(#)(1)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Timothy M. Yager	146,250	93,750	$10.27	7/19/2014
Stebbins B. Chandor, Jr.	65,934	51,566	$10.27	7/19/2014
Alan G. Morse	1,422	14,219	$40.50	8/4/2015
	25,750 (2)	25,750	$23.00	10/20/2014
Edmund L. Quatmann, Jr.	16,913	19,687	$25.60	11/29/2014
John J. Peterman	28,250	18,750	$19.00	8/23/2014

(1)          Options vest quarterly over four years.

(2)          These options vest every 6 months over three years.

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Timothy M. Yager	10,000	$425,792
Stebbins B. Chandor, Jr.	—	—
Alan G. Morse	32,859	$849,205
Edmund L. Quatmann, Jr.	—	—
John J. Peterman	—	—

Employment Contracts.

We have entered into employment agreements with each of our Named Executive Officers.

We use a standard employment agreement and, therefore, our employment agreements with each of our executive officers is substantially the same. Below is a summary of the terms of our standard employment agreement that also sets forth the terms that are unique to each Named Executive Officer.

We entered into employment agreements with each of Messrs. Yager and Chandor as of July 20, 2004, Mr. Peterman as of August 24, 2004 and Mr. Quatmann as of November 30, 2004. The employment agreements of Messrs. Yager and Chandor were amended effective January 1, 2006. The employment agreements with Messrs. Yager, Chandor, Peterman and Quatmann were amended and restated effective as of March 7, 2007. Below is a summary of the amended and restated employment agreements:

•       2-year term that is automatically renewable for successive one-year periods absent 90 days advance notice by either party.

•       Minimum annual base salary ($450,000 for Mr. Yager, $315,000 for Mr. Chandor, $242,000 for Mr. Peterman and $245,000 for Mr. Quatmann).

•       Employee is eligible for an annual incentive bonus (80% of annual base salary for Mr. Yager, 65% for Mr. Chandor and 40% for Messrs. Peterman and Quatmann) and is entitled to benefits, such as retirement, health and other fringe benefits that are provided to other executive employees, reimbursement of business expenses, limited reimbursement of legal and financial planning expenses (Mr. Yager only) and other perquisites as may be approved by the Board from time to time.

•       Employment may be terminated by employee or us at any time and for any reason. If employment is terminated, employee is entitled to payment of accrued but unpaid salary, vacation pay, unreimbursed business expenses and other items earned and owed to employee by us.

•       If employment is terminated as a result of death or disability, employee or employee’s estate (in the event of his death) will be paid employee’s salary through the first anniversary of the date of death; or termination for disability, will receive a lump-sum payment of employee’s target incentive bonus and employee’s outstanding equity awards will fully vest.

•       If employment is terminated by us for reasons other than cause, or if employee terminates employment following a material breach by us of the employment agreement (which breach is not cured within 30 days), or within 60 days after we relocate our business outside of the Chicago metropolitan area, employee will be entitled to continuing payments of employee’s salary through the first anniversary of employee’s termination, continuation of health benefits for employee and employee’s dependents for the same period, a lump-sum payment of employee’s target incentive bonus and one year of additional vesting of employee’s stock options.

•       All severance payments pursuant to the employment agreement terminate in the event the employee violates the confidentiality, non-competition or non-solicitation provisions of the employment agreement.

•       The employment agreement provides that if, during the one-year period following a change-in-control (as defined in the iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan, discussed below), employee’s employment is terminated by us for reasons other than for cause or if employee terminates for good reason, employee will be entitled to a lump sum payment equal to a specified number of months of employee’s salary (36 months for Mr. Yager, 18 months for Mr. Chandor and 12 months for each of Messrs. Peterman and Quatmann), a lump sum payment equal to one-time employee’s target incentive bonus for the year in which the termination occurs, continuation of employee’s and employee’s dependents’ health benefits at the employee rate for a specified period of time (36 months for Mr. Yager, 18 months for Mr. Chandor and 12 months for each of Messrs. Peterman and Quatmann) following employee’s termination (if employee properly elects to receive such health benefits), immediate vesting of employee’s outstanding equity-based awards and an amount equal to employee’s target incentive bonus that would have been payable for the fiscal year in which the termination occurs assuming all performance targets had been satisfied, prorated through employee’s termination date.

•       In the event that, in connection with a change-in-control, any payments or benefits to which employee is entitled from us constitute excess golden parachute payments under applicable Internal Revenue Service rules, employee will receive a payment from us in an amount which is sufficient to pay the parachute excise tax that employee will have to pay on those parachute payments. In addition, we will pay employee an amount sufficient to pay the income tax, related employment taxes and any additional excise taxes that employee will have to pay related to our reimbursement to employee of the parachute excise tax.

•       Employee must keep all of our confidential information secret and, while he is employed by us and for a period of 12 months after employee’s termination of employment, employee will not compete with us in the wireless telecommunications services business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business, employee will not solicit our customers for a competitive business and employee will not solicit our employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

		Before Change in-Control	After Change in-Control
Name	Benefit(1)	Termination w/o Cause or by Executive Under Certain Circumstances(2)	Termination w/o Cause or for Good Reason	Death or Disability	Change in Control (without termination)
Timothy M. Yager
	Base Pay	$435,000	$1,305,000	$435,000	$—
	Incentive Bonus at Target	304,500	304,500	—	—
	COBRA Payments	11,040	33,120	11,040	—
	Total Spread Value of Stock Option Acceleration(3)	2,818,125	4,227,188	4,227,188	4,227,188
	2006 Incentive Bonus(4)	—	304,500	304,500	—
	Total	$3,568,665	$6,174,308	$4,977,728	$4,227,188
Stebbins B. Chandor, Jr.
	Base Pay	$300,000	$450,000	$300,000	$—
	Incentive Bonus at Target	180,000	180,000	—	—
	COBRA Payments	11,040	16,560	11,040	—
	Total Spread Value of Stock Option Acceleration(3)	1,549,653	2,325,111	2,325,111	2,325,111
	2006 Incentive Bonus(4)	—	180,000	180,000	—
	Total	$2,040,693	$3,151,671	$2,816,151	$2,325,111
Alan M. Morse
	Base Pay	$375,000	$375,000	$250,000	$—
	Incentive Bonus at Target	100,000	100,000	—	—
	COBRA Payments	11,040	16,560	11,040	—
	Total Spread Value of Stock Option Acceleration(3)	917,794	1,044,564	1,044,564	1,044,564
	2006 Incentive Bonus(4)	—	100,000	100,000	—
	Total	$1,403,834	$1,636,124	$1,405,604	$1,044,564
Edmund L. Quatmann, Jr.
	Base Pay	$225,000	$225,000	$225,000	$—
	Incentive Bonus at Target	90,000	90,000	—	—
	COBRA Payments	11,040	11,040	11,040	—
	Total Spread Value of Stock Option Acceleration(3)	334,860	585,885	585,885	585,885
	2006 Incentive Bonus(4)	—	90,000	90,000	—
	Total	$660,900	$1,001,925	$911,925	$585,885
John J. Peterman
	Base Pay	$220,000	$220,000	$220,000	$—
	Incentive Bonus at Target	88,000	88,000	—	—
	COBRA Payments	11,040	11,040	11,040	—
	Total Spread Value of Stock Option Acceleration(3)	454,500	681,750	681,750	681,750
	2006 Incentive Bonus(4)	—	88,000	88,000	—
	Total	$773,540	$1,088,790	$1,000,790	$681,750

(1)             Before a change-in-control, the base pay and COBRA payments are to be paid by iPCS in accordance with the normal payroll practices of iPCS for one year, except that for Mr. Morse payments are to be made for 18 months. After a change-in-control, the base pay is payable in a lump sum and the COBRA payments are payable for three years for Mr. Yager, 18 months for Messrs. Chandor and Morse and one year for the other executive officers; provided, however, that, in either case, such payments will discontinue in the event the executive officer breaches the non-competition or non-solicitation covenants. The bonus amounts are to be paid in a lump sum. Notwithstanding the foregoing, each executive officer’s employment agreement provides that, if the executive officer is a “specified employee” within the meaning of section 409A of the Internal Revenue

Code, payments and benefits that would otherwise be paid or payable during the six-month period commencing on the executive officer’s termination date will be deferred until the first day of the seventh month following the executive officer’s termination date if such deferral is necessary to avoid the additional tax under section 409A of the Code.

(2)             By the executive officer following iPCS’s breach of the executive officer’s employment agreement in any material respect and failure to cure the breach within 30 days after notice thereof from the executive officer or by the executive officer within 60 days after the executive officer’s principal place of employment with iPCS is relocated outside of the greater Chicago metropolitan area.

(3)             Value computed by multiplying (i) the difference between (a) $55.36, the closing market price of a share of our common stock on December 29, 2006, the last business day of the year, and (b) the exercise price per share for that option grant by (ii) the number of shares covered by accelerated stock options.

(4)             The 2006 incentive bonus is prorated to the date of termination. For purposes of this table, the date of termination is December 29, 2006, the last business day of the year.

Director Compensation.

For 2006, all of our directors, other than Mr. Yager, received compensation for serving on our Board of Directors and committees of the Board of the Directors as follows:

•       An annual retainer of $35,000;

•       For the chairman of the Board of Directors, an additional annual retainer of $10,000;

•       For the chairman of the Audit Committee, an additional annual retainer of $10,000;

•       For the chairman of other committees of the Board of Directors, an additional annual retainer of $5,000;

•       A fee of $1,500 for each in person Board of Directors meeting attended and $750 for each telephonic Board of Directors meeting participated in;

•       For members of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $1,000 for each in person committee meeting attended and $500 for each telephonic committee meeting participated in;

•       For members of the Audit Committee, a fee of $1,000 for each Audit Committee meeting attended (in person or telephonic); and

•       Reimbursement for out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

For 2007, our Compensation Committee granted each member of our Board of Directors serving on March 7, 2007 a stock option to purchase 7,500 shares of our common stock on March 7, 2007, vesting quarterly over one year. Additionally, effective January 1, 2007, the Compensation Committee increased the additional annual retainer for the Chairman of the Audit Committee from $10,000 to $20,000.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Timothy C. Babich(3)	$30,000	$20,963	$50,963
Timothy G. Biltz	$47,130	$20,963	$68,093
Jeffrey W. Jones	$57,000	$20,963	$77,963
Robert A. Katz(4)	$42,163	$20,963	$63,126
Ryan L. Langdon	$47,500	$20,963	$68,463
Richard S. Parisi(5)	$10,250	$—	$10,250
Kevin M. Roe	$53,500	$20,963	$74,463
Eric L. Zinterhofer(6)	$7,207	$—	$7,207

(1)          The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for stock option awards as reported in our consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 1 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K.

(2)          The aggregate number of options held by each director as of December 31, 2006 is as follows: Mr. Babich – 0, Mr. Biltz – 14,024, Mr. Jones – 14,024, Mr. Katz – 0, Mr. Langdon – 7,500, Mr. Parisi - 0, Mr. Roe – 9,375, and Mr. Zinterhofer – 0.

(3)          Mr. Babich is not currently a member of the Board. Mr. Babich did not stand for re-election at our annual stockholders meeting held on September 28, 2006. Fees and LTIP awards earned by Mr. Babich are paid/awarded to SPCP, L.L.C., an affiliate of Mr. Babich’s employer Silver Point Capital, L.P.

(4)          Mr. Katz is not currently a member of the Board. Mr. Katz resigned from the Board on November 2, 2006.

(5)          Mr. Parisi was nominated to fill the vacancy created when Mr. Babich did not stand for re-election. Mr. Parisi was elected at our annual stockholders meeting held on September 28, 2006. Fees and LTIP awards earned by Mr. Parisi are paid/awarded to SPCP, L.L.C., an affiliate of Silver Point Capital, L.P.,  Mr. Parisi’s employer.

(6)          Mr. Zinterhofer was nominated to fill the vacancy created when Mr. Katz resigned from the Board of Directors on November 2, 2006 and joined the Board of Directors on that date.

Codes of Ethics.

Our Board of Directors has adopted a Code of Ethics which is applicable to our principal executive officer, principal financial officer and principal accounting officer or controller (or persons performing similar functions). Our Board of Directors has also adopted a Standard of Business Conduct that is applicable to all of our directors, officers and employees.

Both of these documents are available in the “About” section of our Internet website at www.ipcswirelessinc.com. We will provide to any person, without charge, upon request, a copy of our Code of Ethics. Requests for a copy should be directed in writing to iPCS, Inc. at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195, Attention: General Counsel.

Compensation Committee Interlocks and Insider Participation.

There are no Compensation Committee interlocks (i.e., none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of our Board or the Compensation Committee of our Board).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Common Stock Registration Rights Agreement.

As required by our plan of reorganization, we entered into a registration rights agreement with certain affiliates of AIGGIC and Silver Point, and the Timothy M. Yager 2001 Trust, each of whom may have been deemed to be our affiliates as of the consummation of our plan of reorganization. In connection with our merger with Horizon PCS, the registration rights agreement was amended to include our shares acquired upon consummation of the merger by certain affiliates of the Apollo Funds and Silver Point and to modify other terms. The following is a summary of the material terms of the registration rights agreement, as amended.

Pursuant to the common stock registration rights agreement, we agreed to prepare and file shelf registration statements covering the resale of our common stock held by our affiliated holders. We also agreed to maintain an effective shelf registration statement covering shares issued to affiliates of the Apollo Funds and Silver Point following the consummation of the merger. Subject to our suspension right discussed below, we agreed to use our commercially reasonable efforts to maintain the effectiveness of both shelf registration statements continuously until the earliest to occur of: (1) November 24, 2006; and (2) such date as all of the shares of common stock included on the shelf registration statements may be sold or transferred without registration on such registration statement. We have continued to maintain the effectiveness of these shelf registration statements although we are not contractually obligated to do so. iPCS has the right (exercisable on not more than one occasion in any 12-month period) to postpone or suspend the filing or effectiveness of the shelf registration statements (but not for a period exceeding 30 days in the aggregate in any 12-month period) if we determine that such registration and offering would reasonably be expected to interfere with certain significant transactions or events, or would require public disclosure of any such transaction or event prior to the time such disclosure might otherwise be required and we postpone or suspend both registration statements.

At any time after the expiration of the effectiveness of the shelf registration statements, any of the parties to the registration rights agreement (other than the Timothy M. Yager 2001 Trust) may make a request for registration of their common stock having a minimum value of $15 million. All holders of common stock will be entitled to participate in any such demand registration on a pro rata basis. Each of AIGGIC, Silver Point and the Apollo Funds and their respective transferees shall be entitled to request one demand registration with an additional registration that may be requested by any of the three holders subsequent to the demand by that holder for its allocated registration. No more than two requests for a demand registration shall be permitted in any 12-month period, and iPCS will not be required to effect a demand registration until a period of 180 days shall have elapsed from the date on which the distribution of common stock under any previous demand registration has been completed.

We have the right to postpone a demand registration if we are advised that such demand registration would adversely affect any other public offering of our securities (other than in connection with employee benefit and similar plans) for which we had previously commenced preparations, or if such demand registration would reasonably be expected to interfere with certain significant transactions or events, or require public disclosure of such a transaction or event prior to the time such disclosure might otherwise be required. With respect to any underwritten demand registration, iPCS shall have the right, in consultation with the selling holders, to select any investment banker and manager or co-managers to administer the offering.

Additionally, the holders of common stock who are party to the registration rights agreement shall be entitled to piggyback onto any registration by us of our common stock (other than on Form S-4 or S-8) for our own account or for the account of any other holders. We will have priority in any registration we have initiated for our own account. Any cutback required with respect to the holders shall be done on a pro rata basis.

In connection with any underwritten registration of our common stock, we will agree, as will each holder, not to sell any of our equity securities during such period as the managing underwriter may request (not to exceed 90 days from the date of the final prospectus).

We will pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one counsel for the holders. Holders of our common stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

Our obligation under the registration rights agreement to register common stock for sale under the Securities Act of 1933 (the “Securities Act’’) shall terminate on the earliest to occur of the date on which all shares of common stock held by the holders party to such agreement: (1) have been distributed to the public pursuant to an offering registered under the Securities Act; (2) have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act; (3) may be sold or transferred pursuant to Rule 144(k) under the Securities Act without restrictions; or (4) cease to be outstanding.

Each holder of common stock who is a party to the registration rights agreement may assign its rights under the registration rights agreement to a third party in connection with a transfer of such holder’s common stock to such third party, provided that we receive prompt notice of such transfer and such third party becomes a party to the registration rights agreement.

Related Party Transaction Policy.

It is the policy of the Board of Directors that all related party transactions are subject to approval or ratification. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) iPCS is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A related party under the policy is any (1) person who is or was (since the beginning of the last fiscal year for which iPCS has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5 percent beneficial owner of iPCS’s common stock, or (3) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or an employee).

Procedures.

The Nominating and Corporate Governance Committee reviews the material facts of all related party transactions that require the committee’s approval and either approves or disapproves of the entry into such transactions, subject to the exceptions described below. If advance approval of a transaction is not feasible, then the transaction is considered and, if the Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In addition, the Board of Directors has delegated to the Chairman of the Nominating and Corporate Governance Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $120,000. No director may participate in any discussion or approval of any related party transaction for which he or she is a related party, except that the director must provide all material information concerning the transaction to the Nominating and Corporate Governance Committee.

If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for iPCS’s management to follow in its ongoing dealings with the related party. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, must review and assess ongoing relationships with the related party to see that they are in compliance with the committee’s guidelines and that the transaction remains appropriate.

Standing Pre-Approval.

The Nominating and Corporate Governance Committee has reviewed certain types of related party transactions, which are described below, and determined that each of the transactions are deemed to be pre-approved by the committee, even if the aggregate amount involved exceeds $120,000. In connection with each regularly scheduled meeting of the Nominating and Corporate Governance Committee, a summary of each new transaction deemed pre-approved pursuant to paragraph (3) or (4) below and each new transaction pre-approved by the Chairman in accordance with the authority granted with the Board of Directors as described above.

1.     Employment of executive officers. Any employment by iPCS of an executive officer of iPCS if: (a) the related compensation is required to be reported in iPCS’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or (b) the executive officer is not an immediate family member of another executive officer or director of iPCS, the related compensation would be reported in iPCS’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer”, and iPCS’s Compensation Committee approved (or recommended that the Board of Directors approve) such compensation;

2.     Director compensation. Any compensation paid to a director if the compensation is required to be reported in iPCS’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

3.     Certain transactions with other companies. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $120,000, or 2 percent of that company’s total annual revenues;

4.     Certain iPCS charitable contributions. Any charitable contribution, grant or endowment by iPCS to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000, or 2 percent of the charitable organization’s total annual receipts;

5.     Transactions where all shareholders receive proportional benefits. Any transaction where the related party’s interest arises solely from the ownership of iPCS’s common stock and all holders of iPCS’s common stock received the same benefit on a pro rata basis (e.g. dividends);

6.     Transactions involving competitive bids. Any transaction involving a related party where the rates or charges involved are determined by competitive bids;

7.     Regulated transactions. Any transaction with a related party involving  the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

8.     Certain banking-related services. Any transaction with a related party  involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Messrs. Jones (Chairman), Biltz and Roe, each of whom is a non-employee director and is “independent” as defined by the Nasdaq Stock Market and the rules of the SEC applicable to audit committee members. The Audit Committee operates pursuant to a written charter, a copy of which is available on iPCS’s website.

Management is responsible for iPCS’s accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of iPCS’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management iPCS’s audited financial statements for the fiscal year ended December 31, 2006, including a discussion of iPCS’s significant accounting policies, the reasonableness of significant estimates and judgments and management’s assessment of the effectiveness of iPCS’s internal control over financial reporting. Management represented to the Audit Committee that iPCS’s consolidated financial statements for the fiscal year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with Deloitte & Touche LLP, the independent registered public accounting firm, iPCS’s audited financial statements for the fiscal year ended December 31, 2006, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended, regarding the quality of iPCS’s accounting principles as applied in iPCS’s financial reporting.

The Audit Committee has received and discussed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and is satisfied with the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to iPCS’s Board of Directors that the audited financial statements be included in iPCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC.

AUDIT COMMITTEE:

Jeffrey W. Jones (Chairman)

Timothy G. Biltz

Kevin M. Roe

The report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent iPCS specifically requests that the information be treated as soliciting material or incorporates this item therein by reference.

ELECTION OF DIRECTORS OF iPCS
(PROPOSAL 1)

The Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Yager, Biltz, Jones, Langdon, Roe, Thomsen and Zinterhofer to be elected at the annual meeting to serve as directors until the next annual meeting of stockholders or until their respective successors have been elected and qualified, and until their successors are duly elected and qualified. Messrs. Yager, Biltz, Jones, Langdon, Roe, Thomsen and Zinterhofer are currently serving as directors.

Each nominee has consented to being named in this proxy statement and to serve if elected. Unless otherwise instructed on such proxy, the persons named as proxies intend to vote the shares represented by each properly executed proxy for each of the nominees standing for election. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the persons named as proxies reserve the right to substitute any other person, in accordance with applicable law and our governing documents.

Election of the seven director nominees requires the affirmative vote of a plurality of the shares of our common stock voted at the annual meeting. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007, and has recommended to the Board of Directors that the stockholders ratify such selection. Although stockholder ratification of our Audit Committee’s action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of our independent registered public accounting firm and, if the stockholders do not ratify the selection, may reconsider its selection. Ratification of the appointment of an independent registered public accounting firm requires the affirmative vote of at least a majority of the shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. With respect to the ratification of the appointment of the independent registered public accounting firm of iPCS, abstentions from voting will have the same effect as voting against the proposal and “broker non-votes,” if any, will be disregarded and have no effect on the outcome of the vote.

Representatives of Deloitte & Touche LLP, who are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Deloitte & Touche LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or any of our affiliates.

Principal Accounting Fees and Services.

The following table presents fees billed to us by Deloitte & Touche LLP for the fifteen-month period ended December 31, 2006 and the fiscal year ended September 30, 2005:

	Period Ended December 31, 2006	Year Ended September 30, 2005
	(In thousands)
Audit Fees	$1,445	$820
Audit-Related Fees	31	258
Tax Fees	249	122
All Other Fees	—	—
Total	$1,725	$1,200

Audit Fees.   These fees relate to the audit and reviews of the consolidated financial statements and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to registration statements.

Audit-Related Fees.   These fees primarily relate to audits of employee benefit plans and accounting consultation for contemplated transactions, including due diligence.

Tax Fees.   These fees relate to tax compliance, tax advice and tax planning.

All Other Fees.   There were no other fees for the period ended December 31, 2006 and the fiscal year ended September 30, 2005.

Our Audit Committee is responsible for appointing our independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. Our Audit Committee charter provides that the Audit Committee must review and pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm. Normally, pre-approval would be provided at regularly scheduled meetings of our Audit Committee or by way of a unanimous written consent. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more designated members of our Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting.

During the period ended December 31, 2006 and fiscal year ended September 30, 2005, all services performed by our independent registered public accounting firm were pre-approved by our Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS iPCS’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by iPCS. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders if they are received by iPCS on or before January 10, 2008. Stockholder proposals must be directed to the Corporate Secretary, iPCS, Inc., at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by iPCS not later than the last date for submission of stockholder proposals under our bylaws. In order for a proposal to be “timely” under our bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of iPCS’s bylaws, not later than March 14, 2008 and not earlier than February 13, 2008; provided, however, in the event that the 2008 Annual Meeting of Stockholders is not within 25 days before or after June 12, 2008, a proposal by a stockholder to be timely must be delivered not later than the close of business on the tenth day following the date on which timely notice was mailed or public announcement of the date of the 2008 Annual Meeting of Stockholders is first made.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material. iPCS hereby undertakes to provide to any recipient of this proxy statement, upon his or her request, a copy of any of the exhibits to our Annual Report on Form 10-K. Requests for such copies should be directed in writing to Edmund L. Quatmann, Jr., General Counsel and Secretary, iPCS, Inc., at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195.

OTHER MATTERS

Our Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the persons named as proxies to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Edmund L. Quatmann, Jr.
Vice President, General Counsel and Secretary
April 30, 2007
Schaumburg, Illinois

Please Mark Here for Address Change or Comments
☐
SEE REVERSE SIDE
1.	Election of Directors. Nominees:

01 Timothy M. Yager 02 Timothy G. Biltz 03 Jeffrey W. Jones 04 Ryan L. Langdon 05 Kevin M. Roe 06 Mikal J. Thomsen 07 Eric L. Zinterhofer

FOR all nominees listed (except as indicated)* ☐		WITHHOLD AUTHORITY for all nominees listed ☐

*	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT INDIVIDUAL’S NAME.

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of iPCS’s Annual Report for the fiscal year ended December 31, 2006 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Signature   ______________________________________

Signature   ______________________________________

Date   __________________________________________

Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required.  A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title.  Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such.  A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

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FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

iPCS, INC.

The undersigned stockholder(s) of iPCS, Inc., a Delaware corporation (“iPCS”), hereby appoints Timothy M. Yager, Stebbins B. Chandor, Jr. and Edmund L. Quatmann, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $0.01 per share, of iPCS which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iPCS, to be held at The Hyatt Regency O’Hare, 9300 W. Bryn Mawr Avenue, Rosemont, Illinois, on June 12, 2007 and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), with all the powers the undersigned would possess if personally present at the Annual Meeting, as directed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

iPCS, Inc.
P.O. Box 11327
New York, NY 10203-0327

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your iPCS, Inc. account online.

Access your iPCS, Inc. stockholder account online at http://www.stockbny.com.

The Bank of New York, Transfer Agent for iPCS, Inc., now makes it easy and convenient to get current information on your stockholder account.

•              View account status

•              View certificate history

•              View book-entry information

•              Make address changes

•              Obtain a duplicate 1099 tax form

•              Establish/change your PIN